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                                                                   EXHIBIT 10.1

                         CITIZENS BANK OF MASSACHUSETTS

                           LOAN AND SECURITY AGREEMENT
                                  (ALL ASSETS)

                                           October 22, 2001

          1. SECURITY INTEREST. SeaChange International, Inc. a Delaware corporation (hereinafter referred to as the "Borrower"), for valuable consideration, receipt whereof is hereby acknowledged, hereby grants to Citizens Bank of Massachusetts, a Massachusetts bank, the secured party hereunder (hereinafter called the "Bank"), a continuing security interest in and to, and assigns to Bank, all property of the Borrower including the following property of the Borrower, wherever located and whether now owned or hereafter acquired:

          (a) all inventory, including all goods, merchandise, raw materials, goods and work in process, finished goods, and other tangible personal property now owned or hereafter acquired and held for sale or lease or furnished or to be furnished under contracts of service or used or consumed in Borrower's business (all hereinafter called the "Inventory");

          (b) all accounts (as defined in the Uniform Commercial Code, hereinafter "Accounts"), contracts, contract rights, notes, bills, drafts, acceptances, health care insurance receivables, general intangibles (including without limitation registered and unregistered tradenames, copyrights, customer lists, goodwill, computer programs, computer records, computer software, computer data, trade secrets, trademarks, patents, ledger sheets, files, records, data processing records relating to any Accounts and all tax refunds of every kind and nature to which Borrower is now or hereafter may become entitled to, no matter how arising), instruments (including promissory notes), documents, chattel paper, securities, security entitlements, security accounts, investment property, supporting obligations, software, letter of credit rights (whether or not the letter of credit is evidenced by a writing) commercial tort claims, chattel paper, whether tangible or intangible or electronic, deposit accounts, choses in action, and all other debts, obligations and liabilities in whatever form, owing to Borrower from any person, firm or corporation or any other legal entity, whether now existing or hereafter arising, now or hereafter received by or belonging or owing to Borrower, for goods sold by it or for services rendered by it, or however otherwise same may have been established or created, all guarantees and securities therefor, all right, title and interest of Borrower in the merchandise or services which gave rise thereto, including the rights of reclamation and stoppage in transit, all rights to replevy goods, and all rights of an unpaid seller of merchandise or services (all hereinafter called the "Receivables");

          (c) all machinery, equipment, fixtures and other goods (as defined in Article 9 of the Uniform Commercial Code) whether now owned or hereafter acquired by the Borrower and wherever located, all replacements and substitutions therefor or accessions thereto and all proceeds thereof (all hereinafter called the "Equipment");

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          (d)  all proceeds and products of all of the foregoing in any form, including, without limitation, all proceeds of credit, fire or other insurance, and also including, without limitation, rents and profits resulting from the temporary use of any of the foregoing (which, with Inventory, Receivables and Equipment are all hereinafter called "Collateral").

          2. OBLIGATIONS SECURED. The security interest granted hereby is to secure payment and performance of all debts, liabilities and obligations of Borrower to Bank hereunder and also any and all other debts, liabilities and obligations of Borrower to Bank of every kind and description, direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising, whether or not such obligations are related to the transactions described in this Agreement, by class, or kind, or whether or not contemplated by the parties at the time of the granting of this security interest, regardless of how they arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, and includes obligations to perform acts and refrain from taking action as well as obligations to pay money including, without limitation, all interest, fees, charges, expenses and overdrafts, and also including, without limitation, all obligations and liabilities which Bank may incur or become liable for, on account of, or as a result of, any transactions between Bank and Borrower including any which may arise out of any letter of credit, acceptance or similar instrument or obligation issued or caused to be issued pursuant to this Agreement (all hereinafter called "Obligations").

          3. BORROWER'S PLACES OF BUSINESS, INVENTORY LOCATIONS AND RETURNS POLICY. Borrower warrants that Borrower has no material places of business other than that shown at the end of this Agreement, unless other places of business are listed on Schedule "A", annexed hereto, in which event Borrower represents that it has additional places of business at those locations set forth on Schedule "A".

          Borrower's principal executive office and the office where Borrower keeps its records concerning its accounts, contract rights and other property, is that shown at the end of this Agreement. With the exception of Inventory at customers' sites as described in the Borrower's books and records (the "Offsite Inventory"), all Inventory presently owned by Borrower is stored at the locations set forth on Schedule "A".

          Borrower will promptly notify Bank in writing of any change in the location of any place of business or the location of any Inventory or the establishment of any new place of business or location of Inventory or office where its records are kept which would be shown in this Agreement if it were executed after such change.


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          4.   BORROWER'S ADDITIONAL REPRESENTATIONS AND WARRANTIES. Borrower
represents and warrants that:

          (a) Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and shall hereafter remain in good standing as a corporation in that state, and is duly qualified and in good standing in every other state in which it is doing business, and shall hereafter remain duly qualified and in good standing in every other state in which the failure to qualify or become licensed could have a material adverse effect on the financial condition, business or operations of the Borrower.

          (b) Borrower's exact legal name is as set forth in this Agreement and Borrower will not undertake or commit to undertake any act which will result in a change of Borrower's legal name, without giving Bank at least thirty (30) days' prior written notice of the same.

          (c) The execution, delivery and performance of this Agreement, and any other document executed in connection herewith, are within the Borrower's corporate powers, have been duly authorized, are not in contravention of law or the terms of the Borrower's charter, bylaws or other incorporation papers, or of any indenture, agreement or undertaking to which the Borrower is a party or by which it or any of its properties may be bound.

          (d) All Certificates of Incorporation and all amendments thereto of Borrower have been duly filed and are in proper order. All capital stock issued by Borrower and outstanding was and is properly issued and all books and records of Borrower, including but not limited to its minute books, bylaws and books of account, are accurate and up to date and will be so maintained.

          (e) Borrower owns all of the assets reflected in the most recent of Borrower's financial statements provided to Bank, except assets sold or otherwise disposed of in the ordinary course of business since the date thereof, and such assets together with any assets acquired since such date, including without limitation the Collateral, are free and clear of any lien, pledge, security interest, charge, mortgage or encumbrance of any nature whatsoever, except (i) the security interests and other encumbrances (if any) listed on Schedule "B" annexed hereto, (ii) those leases described on Schedule "C" annexed hereto, (iii) those liens permitted pursuant to Section 14(h) of this Agreement, or (iv) liens and security interests in favor of Bank.

          (f) Borrower has made or filed all tax returns, reports and declarations relating to any material tax liability required by any jurisdiction to which it is subject (any tax liability which may result in a lien on any Collateral being hereby deemed material); has paid all taxes shown or determined to be due thereon except those being contested in good faith and which Borrower has, prior to the date of such contest, identified in writing to Bank as being contested; and has made adequate provision for the payment of all taxes so contested, so that no lien will encumber any Collateral, and in respect of subsequent periods.

          (g) Borrower (i) is subject to no charter, corporate or other legal restriction, or any judgment, award, decree, order, governmental rule or regulation or contractual restriction


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which could have a material adverse effect on its financial condition or business, and (ii) is in compliance with its charter documents and bylaws, all contractual requirements by which it or any of its properties may be bound and all applicable laws, rules and regulations (including without limitation those relating to environmental protection) other than laws, rules or regulations the validity or applicability of which it is contesting in good faith or provisions of any of the foregoing the failure to comply with which cannot reasonably be expected to materially adversely affect its financial condition or business.

          (h) There is no action, suit, proceeding or investigation pending or, to Borrower's knowledge, threatened against or affecting it or any of its assets before or by any court or other governmental authority which, if determined adversely to it, would have a material adverse effect on its financial condition or business.

          (i) Borrower is in compliance with ERISA; no Reportable Event has occurred and is continuing with respect to any Plan; and it has no unfunded vested liability under any Plan. The word "Plan" as used in this Agreement means any employee plan subject to Title IV of the Employee Retirement Income Security Act of 1974 ("ERISA") maintained for employees of Borrower, any subsidiary of Borrower or any other trade or business under common control with Borrower within the meaning of Section 414(c) of the Internal Revenue Code of 1986 or any regulations thereunder.

          5. LOANS AND OTHER FINANCIAL ACCOMMODATIONS.

          (a) From time to time upon Borrower's request, so long as the sum of the aggregate principal amount of all loans outstanding and the requested loan does not exceed the lesser of (i) the Borrowing Base (as defined below), or (ii) the Credit Limit (as defined below), Bank shall make such requested loan, provided that there has not occurred and is existing an Event of Default or an event which, with notice or the lapse of time or both, would constitute an Event of Default.

          (b) All loans shall bear interest and at the option of the Bank shall be evidenced by and repayable in accordance with a revolving note drawn to the order of Bank substantially the form of Exhibit 1 hereto (the "Note"), as the same may hereafter be amended, supplemented or restated from time to time and any note or notes issued in substitution therefor, but in the absence of the Note shall be presumptively evidenced by Bank's records of loans and repayments.

          Interest will be charged to Borrower at a fluctuating rate which is the daily equivalent to a rate equal to the per annum rate equal to the Prime Rate or at such other rate agreed on from time to time by the parties, upon any balance owing to Bank at the close of each day and shall be payable (i) on the first day of each month in arrears; (ii) on termination of this Agreement pursuant to Section 19 hereof; (iii) on acceleration of the time for payment of the Obligations pursuant to Section 15 hereof; and (iv) on the date the Obligations are paid in full. The rate of interest payable by Borrower shall be changed effective as of that date in which a change in the Prime Rate becomes effective. Interest shall be computed on the basis of the actual number of days elapsed over a year of three hundred sixty (360) days. The term "Prime Rate"


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as used herein and in any supplement and amendment hereto shall mean the per annum rate of interest announced from time to time by Bank at its offices in Boston, Massachusetts, as its Prime Rate (or if Bank ceases to announce a rate so designated, any similar successor rate designated by Bank), it being understood that such rate is a reference rate and not necessarily the lowest rate of interest charged by Bank. Interest shall be payable in lawful money of the United States of America to Bank, or as Bank shall direct, without set-off, deduction or counterclaim monthly, in arrears, on the first day of each month, commencing on the first day of the month next succeeding the date hereof.

          (c) The term "Borrowing Base" as used herein shall mean the sum of the following:

          (i) eighty (80%) percent of the unpaid face amount of Qualified Accounts (as defined below), PLUS

          (ii) seventy (70%) percent of the unpaid face amount of Investment Grade Qualified Accounts (as defined below) or such other percentage thereof as may from time to time be fixed by Bank upon notice to Borrower, if Bank determines in its reasonable judgment that there has been a change in circumstances relating to any or all of such Accounts from those circumstances in existence on or prior to the date hereof, PLUS

          (iii) the lesser of: (I) Three Million Five Hundred Thousand Dollars ($3,500,000.00), and (II) eighteen (18%) percent (to be recalculated no earlier than annually upon the Bank or the Borrower's request by an updated appraisal of the Borrower's Inventory at the Borrower's expense) of the value (as determined by the Bank) of the Borrower's Eligible Raw Material Inventory (as defined below), finished Inventory and logistics Inventory located in Maynard, Massachusetts and Greenville, New Hampshire, MINUS

          (iv) one hundred (100%) percent of the aggregate amount then undrawn on all letters of credit and acceptances issued pursuant to this Agreement for the account of the Borrower;

but in no event shall the sum of all loans plus the sum of the aggregate amount undrawn on all letters of credit and acceptances be in excess of the Credit Limit.

          (d) The term "Credit Limit" as used herein shall mean an amount equal to Ten Million ($10,000,000.00) Dollars.

          (e) Borrower hereby authorizes and directs Bank, in Bank's sole discretion (provided, however, Bank shall have no obligation to do so unless Bank has otherwise agreed): (i) to pay accrued interest as the same becomes due and payable pursuant to this Agreement or pursuant to any note or other agreement between Borrower and Bank, and to treat the same as a loan to Borrower, which shall be added to Borrower's loan balance pursuant to this Agreement; (ii) to charge any of Borrower's accounts under the control of Bank; or (iii) apply the proceeds of Collateral, including, without limitation, payments on Accounts and other payments from sales


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or lease of Inventory and any other funds to the payment of such items. Bank shall promptly notify Borrower of any such charges or applications.

          (f) The Borrowing Base formula set forth above is intended solely for monitoring purposes. The making of loans, advances, and credits by Bank to the Borrower in excess of the above described Borrowing Base formula is for the benefit of the Borrower and does not affect the obligations of Borrower hereunder; all such loans constitute Obligations and must be repaid by Borrower in accordance with the terms of this Agreement.

          (g) At the request of the Borrower, and upon the execution of letter of credit documentation satisfactory to Bank, Bank, within the limits of the Letter of Credit Limit and Borrowing Base, as then computed and also within the limits of the Credit Limit as then computed, shall issue letters of credit from time to time by Bank for the account of the Borrower (collectively "Letters of Credit"). The Letters of Credit shall be on terms mutually acceptable to Bank and the Borrower, and no Letter of Credit shall have an expiration date later than the sooner to occur of (i) twelve (12) months from the date of issuance of the subject Letter of Credit, or (ii) the termination date of this Agreement. A loan in an amount equal to any amount paid by Bank under a Letter of Credit shall be deemed made to Borrower, without request therefor, immediately upon any payment by Bank on such Letter of Credit. In connection with the issuance of any Letter of Credit, Borrower shall pay to Bank 1.5% of the face amount of such Letter of Credit plus transaction fees at the customary rates charged by Bank and all other normal and customary fees charged by Bank. Borrower hereby authorizes and directs Bank, in Bank's sole discretion (provided, however, Bank shall have no obligation to do so) to pay all such fees and costs as the same become due and payable and to treat the same as a loan to Borrower, which shall be added to Borrower's loan balance pursuant to this Agreement. The term "Letter of Credit Limit" as used herein shall mean an amount equal to Two Million ($2,000,000.00) Dollars. For purposes of computing the Credit Limit, all Letters of Credit and acceptances shall be deemed to be loans.

          (h) Borrower shall pay to Bank the principal amount of all loans as follows:

          (i)  Borrowing Base Exceeded. Whenever the outstanding principal
               -----------------------
     balance of all loans exceed the Borrowing Base, Borrower shall immediately pay to Bank the excess of the outstanding principal balance of the loans over the Borrowing Base.

          (ii) Payment in Full on Termination. On termination of this Agreement,
               ------------------------------
     pursuant to Section 19 or acceleration of the obligations pursuant to
     Section 15, Borrower shall pay to Bank the entire outstanding principal balance of all loans and shall deliver to Bank cash collateral in an amount equal to the aggregate of (A) amounts then undrawn on all outstanding Letters of Credit issued pursuant to this Agreement for the account of the Borrower, and (B) the amount of all outstanding acceptances issued pursuant to this Agreement.

     (i)  Intentionally Deleted.


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          (j)  It is the intention of the parties hereto to comply strictly with applicable usury laws, if any; accordingly, notwithstanding any provisions to the contrary in this Agreement or any other documents or instruments executed in connection herewith, in no event shall this Agreement or such documents or instruments require or permit the payment, taking, reserving, receiving, collecting or charging of any sums constituting interest under applicable laws which exceed the maximum amount permitted by such laws. If any such excess interest is called for, contracted for, charged, paid, taken, reserved, collected or received in connection with the Obligations or in any communication by Bank or any other person to the Borrower or any other person, or in the event all or part of the principal of the Obligations or interest thereon shall be prepaid or accelerated, so that under any of such circumstances or under any other circumstance whatsoever the amount of interest contracted for, charged, taken, collected, reserved, or received on the amount of principal actually outstanding from time to time under this Agreement shall exceed the maximum amount of interest permitted by applicable usury laws, if any, then in any such event it is agreed as follows: (i) the provisions of this paragraph shall govern and control, (ii) neither the Borrower nor any other person or entity now or hereafter liable for the payment of the Obligations shall be obligated to pay the amount of such interest to the extent such interest is in excess of the maximum amount of interest permitted by applicable usury laws, if any, (iii) any such excess which is or has been received notwithstanding this paragraph shall be credited against the then unpaid principal balance hereof or, if the Obligations have been or would be paid in full by such credit, refunded to the Borrower, and (iv) the provisions of this Agreement and the other documents or instruments executed in connection herewith, and any communication to the Borrower, shall immediately be deemed reformed and such excess interest reduced, without the necessity of executing any other document, to the maximum lawful rate allowed under applicable laws as now or hereafter construed by courts having jurisdiction hereof or thereof. Without limiting the foregoing, all calculations of the rate of interest contracted for, charged, taken, collected, reserved, or received in connection herewith which are made for the purpose of determining whether such rate exceeds the maximum lawful rate shall be made to the extent permitted by applicable laws by amortizing, prorating, allocating and spreading during the period of the full term of the Obligations, including all prior and subsequent renewals and extensions, all interest at any time contracted for, charged, taken, collected, reserved or received. The terms of this paragraph shall be deemed to be incorporated in every Loan Document and communication relating to the Obligations.

          (k) The Borrower shall pay the Bank, quarterly in arrears, an unused fee based upon the difference between the Credit Limit and the average outstanding under the Loan (inclusive of outstanding, but undrawn Letters of Credit) during the preceding fiscal quarter multiplied by one eighth of one percent (.125%) per annum.

          (l) In addition to any other charges due hereunder the Borrower shall pay the Bank a late charge equal to five (5%) percent of any amounts not paid within ten (10) days of the date when due hereunder.


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               6. DEFINITiON OF QUALIFIED ACCOUNT AND ELIGIBLE EQUIPMENT. (a)
The term "Qualified Account", as used herein, means an Account owing to Borrower which met the following specifications at the time it came into existence and continues to meet the same until it is collected in full:

          (i) The Account is: not more than ninety (90) days from the date of the earlier of shipment or invoice thereof.

          (ii) The Account arose from the performance of services or an outright sale of goods by Borrower, such goods have been shipped to the account debtor, and Borrower has possession of, or has delivered to Bank, shipping and delivery receipts evidencing such shipment.

          (iii) The Account is not subject to any prior assignment, claim, lien, or security interest, and Borrower will not make any further assignment thereof or create any further security interest therein, nor permit Borrower's rights therein to be reached by attachment, levy, garnishment or other judicial process.

          (iv) Except as set forth below, the Account is not subject to setoff, credit, allowance or adjustment by the account debtor, except discount allowed for prompt payment and the account debtor has not complained as to his liability thereon and has not returned any of the goods from the sale of which the Account arose.

          (v) The Account arose in the ordinary course of Borrower's business and except as set forth below, did not arise from the performance of services or a sale of goods to a supplier or employee of the Borrower.

          (vi) No notice of bankruptcy or insolvency of the account debtor has been received by or is known to the Borrower.

          (vii) The Account is not owed by an account debtor whose principal place of business is outside the United States of America unless supported by a satisfactory letter of credit or credit insurance in favor of the Bank.

          (viii) Account is not owed by an entity which is a parent, brother/sister, subsidiary or affiliate of Borrower.

          (ix) The account debtor is not located in the State of New Jersey or in the State of Minnesota, unless Borrower has filed and shall file all legally required Notice of Business Activities Reports with the New Jersey Division of Taxation or the Minnesota Department of Revenue, as the case may be.

          (x) The Account when aggregated with all of the Accounts of that account debtor does not exceed thirty five (35%) percent or fifty (50%) percent if pre-approved by the Bank of the then aggregate of Qualified Accounts, provided, however, this subsection shall not apply to investment-grade customers, customers whose accounts are covered by satisfactory


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credit insurance in favor of the Bank, or supported by a satisfactory letter of credit in favor of the Bank and for the purposes of this subsection the Bank shall treat the separate divisions of AOL Time Warner, AT&T Broadband Cable, Comcast, Cox, and Cablevision as separate customers.

          (xi)   The Account is not evidenced by a promissory note.

          (xii) The Account did not arise out of any sale made on a bill and hold, dating of more than thirty (30) days or delayed shipment basis.

          (xiii) The Account does not arise out of a progress billing prior to completion of the order therefor.

          (xiv) The Account does not arise out of contracts with the United States or any department, agency, or instrumentality thereof, unless the Borrower has taken any steps required by Bank in order that all monies due and to become due under such contracts shall be assigned to Bank and notice thereof given to the Government under the Federal Assignment of Claims Act.

          (xv) Bank, in accordance with its normal credit policies, has not provided notice to the Borrower that it has deemed the Account to be unacceptable for any reason.

PROVIDED THAT if at any time fifty (50%) percent or more of the aggregate amount of the Accounts due from any account debtor are unpaid in whole or in part more than ninety (90) days from the respective earlier dates of shipment or invoice, from and after such time none of the Accounts (then existing or hereafter arising) due from such account debtor shall be deemed to be Qualified Accounts until such time as at least sixty (60%) percent of all Accounts due from such account debtor are (as a result of actual payments received thereon) no more than ninety (90) days from the earlier date of shipment or invoice; Accounts payable by Borrower to an account debtor shall be netted against Accounts due from such account debtor and the difference (if positive) shall constitute Qualified Accounts from such account debtor for purposes of determining the Borrowing Base (notwithstanding paragraphs (iv) or (v) above); characterization of any Account due from an account debtor as a Qualified Account shall not be deemed a determination by Bank as to its actual value nor in any way obligate Bank to accept any Account subsequently arising from such account debtor to be, or to continue to deem such Account to be, a Qualified Account; it is Borrower's responsibility to determine the creditworthiness of account debtors and all risks concerning the same and collection of Accounts are with Borrower; and all Accounts whether or not Qualified Accounts constitute Collateral.

          (b) The term "Investment Grade Qualified Accounts" shall mean such Qualified Accounts from non United States based account debtors which carry public debt ratings of BBB -- from Standard and Poors or Bbb3 from Moody's or better.

          (c) The term "Eligible Raw Material Inventory" shall mean such Inventory of the Borrower consisting of components and assemblies per the Borrower's financial statements, but which the Bank deems acceptable, excluding finished goods and work-in-process Inventory, consigned Inventory, and bill and hold Inventory.

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          7. BANK'S REPORTS. After the end of each month, Bank will render to
Borrower a statement of Borrower's loan account with Bank hereunder, showing all applicable credits and debits. Each statement shall be considered correct and to have been accepted by Borrower and shall be conclusively binding upon Borrower in respect of all charges, debits and credits of whatsoever nature contained therein under or pursuant to this Agreement, and the closing balance shown therein, unless Borrower notifies Bank in writing of any discrepancy within twenty (20) days from the mailing by Bank to Borrower of any such monthly statement.

          8. CONDITIONS OF LENDING.

          (a) The obligation of Bank to make the initial loan hereunder or issuing or causing to be issued any Letter of Credit hereunder shall be subject to the condition precedent that Bank shall have received all of the following, each in form and substance satisfactory to Bank:

               (i)   This Agreement, properly executed on behalf of Borrower.

               (ii) The Note drawn to the order of Bank in the face amount of the Credit Limit.

               (iii) a Mortgage, Security Agreement and Assignment from the Borrower granting a third mortgage, assignment of leases and rents, contracts and permits on the property located at 32 Mill Street, Greenville, New Hampshire, subject only to the existing first and second liens in favor of Bank of New Hampshire and other associated mortgage documents.

               (iv) A true and correct copy of any and all leases pursuant to which Borrower is leasing any real property, together with a landlord's consent and waiver with respect to such real property. If Borrower is unable to obtain a landlord's consent and waiver for any real property prior to closing then the Borrower shall use all reasonable efforts to obtain same after the closing of the Loan.

               (v)   Current searches of appropriate filing offices showing that
     (A) no state or federal tax liens have been filed and remain in effect against Borrower, (B) no financing statements have been filed and remain in effect against Borrower, except those financing statements relating to liens set forth on Schedule "B", the liens of the secured lender to be paid with the proceeds of the initial loan and those financing statements filed by the Bank, and (C) the Bank has duly filed all financing statements necessary to perfect the security interests granted hereunder, to the extent the security interests are capable of being perfected by filing.

               (vi) A certificate of the Secretary or an Assistant Secretary of the Borrower, certifying as to (A) the resolutions of the directors and, if required, the shareholders of Borrower, authorizing the execution, delivery and performance of this Agreement and related documents, (B) the Certificate of Incorporation and By-Laws of Borrower, and (C) the signatures of the officers or agents of Borrower authorized to execute and deliver this Agreement and other instruments, agreements and certificates, including loan requests, on behalf of Borrower.

               (vii) A current certificate issued by the Secretary of State of the state of the Borrower's incorporation, certifying that Borrower is in compliance with all corporate organizational requirements of such state.

               (viii) Evidence that Borrower is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary.

               (ix)    An opinion of counsel to the Borrower, addressed to Bank.

               (x) Certificates of the insurance required hereunder, with all hazard insurance containing a lender's loss payable endorsement in favor of Bank.

               (xi)    Intentionally Deleted.

               (xii) Payment of the fees due through the date of the initial loan and expenses incurred by Bank through such date required to be paid by Borrower pursuant to this Agreement for which invoices have previously been delivered to the Borrower.

               (xiii) A Borrowing Base Certificate (including an accounts receivable aging) which indicates that the Borrower has the necessary loan availability to pay all existing secured lenders which are to be paid as of such date.

               (xiv) A Covenant Compliance Certificate in the form of Exhibit 2 indicating that the Borrower is in compliance with this Agreement.

               (xv) Receipt and satisfactory review by Bank of management prepared balance sheet of Borrower for period ending August 31, 2001.

               (xvi) Receipt and satisfactory review by the Bank of an appraisal of the Borrower's Inventory.

               (xvii)  Receipt of the origination and commitment fee.

               (xviii) Such other documents, instruments and agreements as Bank may reasonably request.

          (b) The obligation of Bank to make each loan shall be subject to the further conditions precedent on such date:

               (i) the representations and warranties contained in Sections 3 and 4 hereof are correct in all material respects on and as of the date of such loan or the issuance of a Letter of Credit, as the case may be, as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date; and

               (ii) no event has occurred and is continuing, or would result from such loan or issuance of such Letter of Credit, as the case may be, which constitutes an Event of Default or which, with notice or the passage of time or both, would constitute an Event of Default.

          9. CAPITAL ADEQUACY.

          (a) If Bank shall determine that, after the date hereof, the adoption of any applicable future law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank or its parent corporation with any requirement or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

               (i) shall subject Bank or its parent corporation to any tax, duty or other similar charge with respect to any Letter of Credit, the loans or the Note or shall change the basis of taxation of payments to Bank or its parent corporation of the Obligations or reimbursement obligations of Letters of Credit or the principal of or interest on the loans or of any other amounts due under this Agreement in respect of any Letter of Credit, the loans or the Note (except for any change in respect of any tax imposed on the overall income of Bank or its parent corporation); or

               (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System) against assets of, deposits with or for the account of, or credit extended by, Bank or its parent corporation or shall impose on Bank or its parent corporation any other condition affecting any Letter of Credit, the loans or the Note;

add the result of any of the foregoing is to increase the cost to Bank or its parent corporation of issuing or maintaining any Letter of Credit or of making or maintaining any loans, or to reduce the amount of any sum received or receivable by Bank or its parent corporation under the application and agreement pursuant to which the Letter of Credit was issued, this Agreement or the Note with respect thereto, by an amount reasonably deemed by Bank or its parent corporation to be material, then upon demand by Bank made promptly after Bank becomes aware of such circumstances, Borrower shall pay to Bank such additional amount or amounts as will compensate Bank or its parent corporation for such increased cost or reduction.

          (b) If Bank shall determine that the adoption after the date hereof of any applicable law, rule or regulation regarding capital adequacy, or any change therein after the date hereof, any change after the date hereof in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank or its parent corporation with any guideline or request issued after the date hereof regarding capital adequacy (whether nor not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Bank's or the Bank's parent corporation's capital as a consequence of any Letters of Credit, the loans or the Bank's obligations hereunder to a level below that which the Bank or its parent corporation could have achieved but for such adoption, change or compliance (taking into consideration the Bank's policies with respect to capital adequacy and those of the Bank's parent corporation) by an amount reasonably deemed to the Bank or its parent corporation to be material, then from time to time on demand by the Bank, made promptly after Bank becomes aware of such circumstances, the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank or its parent corporation for such reduction.

          (c) Bank shall allocate such cost increases or reductions in its returns among its customers reasonably and in good faith and on an equitable basis. Notwithstanding anything to the contrary contained herein, the Borrower shall not have any obligation to pay to the Bank amounts owing under this section unless, at the time it requests such compensation, it is the policy or general practice of the Bank to request compensation for comparable costs in similar circumstances under other comparable loan agreements. Certificates of the Bank sent to the Borrower from time to time claiming compensation under this section, stating the reason therefor and setting forth in reasonable detail the calculation of the additional amount or amounts to be paid to the Bank hereunder shall be conclusive absent manifest error. In determining such amounts, the Bank or its parent corporation may use any reasonable averaging and attribution methods consistent with the other provisions of this section.

          10.COLLECTIONS; SET OFF; NOTICE OF ASSIGNMENT; EXPENSES; POWER OF ATTORNEY.

          (a) Borrower will immediately, upon receipt of all checks, drafts, cash and other remittances in payment of any Inventory sold or in payment or on account of Borrower's accounts, contracts, contract rights, notes, bills, drafts, acceptances, general intangibles, choses in action and all other forms of obligations, deliver the same to Bank accompanied by a remittance report in form specified by Bank. Said proceeds shall be delivered to Bank in the same form received except for the endorsement of Borrower where necessary to permit collection of items, which endorsement Borrower agrees to make. While an Event of Default does not exist, upon the request of the Borrower, or while an Event of Default does exist at the Bank's option, Bank will credit (conditional upon final collection) all such payments against the principal or interest of any loans secured hereby. The order and method of such application shall be in the sole discretion of Bank and any portion of such funds which Bank elects not to so apply shall be paid over from time to time by Bank to Borrower. Bank will at all times have the right to require Borrower (i) to enter into a lockbox arrangement with Bank for the collection of such remittances and payments, or
(ii) to maintain its deposit accounts at Bank, or, in the alternative, at another financial institution which has agreed to accept drafts drawn on it by Bank under a written depository transfer agreement with Bank and to block Borrower's account and waive its rights as against such account.

          (b) Borrower hereby grants to Bank a lien, security interest and right of setoff as security for all liabilities and Obligations to Bank, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity in the control of Citizens Financial Group, Inc., or in transit to any of them. At any time, without demand or notice, Bank may set off the same or any part thereof and apply the same to any Obligation of Borrower or any guarantor even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

          (c) Bank may at any time, after the occurrence and during the continuation of an Event of Default, notify account debtors that Collateral has been assigned to Bank and that payments shall be made directly to or as directed by Bank. Upon request of Bank at any such time, Borrower will so notify such account debtors and will indicate on all billings to such account debtors that their Accounts must be paid directly to or as directed by Bank. At any such time, Bank shall have full power to collect, compromise, endorse, sell or otherwise deal with the Collateral or proceeds thereof in its own name or in the name of Borrower.

          (d) Borrower shall pay to Bank on demand any and all reasonable counsel fees and other expenses incurred by Bank in connection with the preparation, enforcement, or amendment of this Agreement, or of any documents relating thereto, and any and all expenses, including, but not limited to, a collection charge on all Accounts collected, all attorneys' fees and expenses, and all other expenses of like or unlike nature which may be reasonably expended by Bank to obtain or enforce payment of any Account either as against the account debtor, at any time during the existence of an Event of Default or Borrower, or in the prosecution or defense of any action or concerning any matter growing out of or connected with the subject matter of this Agreement, the Obligations or the Collateral or any of Bank's rights or interests therein or thereto, including, without limiting the generality of the foregoing, any counsel fees or expenses reasonably incurred in any bankruptcy or insolvency proceedings and all costs and expenses reasonably incurred or paid by Bank in connection with the administration, supervision, protection or realization on any security held by Bank for the debt secured hereby, whether such security was granted by Borrower or by any other person primarily or secondarily liable (with or without recourse) with respect to such debt, and all costs and expenses reasonably incurred by Bank in connection with the defense, settlement or satisfaction of any action, claim or demand asserted against Bank in connection with the debt secured hereby, all of which amounts shall be considered advances to protect Bank's security, and shall be secured hereby. At its option, and without limiting any other rights or remedies, Bank may at any time pay or discharge any taxes, liens, security interests or other encumbrances at any time levied against or placed on any of the Collateral, and may procure and pay any premiums on any insurance required to be carried by Borrower, and provide for the maintenance and preservation of any of the Collateral, and otherwise take any action reasonably deemed necessary to Bank to protect its security, and all amounts reasonably expended by Bank in connection with any of the foregoing matters, including reasonable attorneys' fees, shall be considered obligations of Borrower and shall be secured hereby.

          (e) Borrower does hereby make, constitute and appoint any officer or agent of Bank as Borrower's true and lawful attorney-in-fact, with power during the existence of an Event of Default to endorse the name of Borrower or any of Borrower's officers or agents upon any notes, checks, drafts, money orders, or other instruments of payment (including payments payable under any policy of insurance on the Collateral) or Collateral that may come into possession of Bank in full or part payment of any amounts owing to Bank; to sign and endorse the name of Borrower or any of Borrower's officers or agents upon any invoice, freight or express bill, bill of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with Accounts, and any instrument or documents relating thereto or to Borrower's rights therein; to give written notice to such office and officials of the United States Post Office to effect such change or changes of address so that all mail addressed to Borrower may be delivered directly to Bank; granting upon Borrower's said attorney full power to do any and all things necessary to be done in and about the premises as fully and effectually as Borrower might or could do. Neither Bank nor the attorney shall be liable for any acts or omissions nor for any error of judgment or mistake, except for their gross negligence or willful misconduct. This power of attorney shall be irrevocable for the term of this Agreement and all transactions hereunder and thereafter as long as Borrower may be indebted to Bank.

          11. FINANCING STATEMENTS. At the request of Bank, Borrower will join with Bank in executing one or more Financing Statements pursuant to the Uniform Commercial Code or other notices appropriate under applicable law in form satisfactory to Bank and will pay the cost of filing the same in all public offices wherever filing is deemed by Bank to be necessary or desirable. A legible carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement. The Borrower authorizes the Bank to file a financing statement describing the Collateral.

          12. BORROWER'S REPORTS.

          (a) Borrower shall deliver to Bank, monthly, an invoice register describing the invoices issued by Borrower since the last schedule submitted to Bank. The invoice register to be provided under this subsection are solely for the convenience of Bank in administering this Agreement and maintaining records of the Collateral. Borrower's failure to provide Bank with any such invoice register shall not affect the security interest of Bank in such Accounts.

          (b) Borrower shall cause all of its invoices, including the copies thereof, to be printed and to bear consecutive numbers and shall prepare and issue its invoices in such consecutive numerical order. If requested by Bank, all copies of invoices not previously delivered to Bank shall be delivered to Bank with each schedule of Accounts. Copies of all invoices which are voided or canceled or which for any other reason do not evidence an Account shall be included in such delivery. If any invoice or copy thereof is lost, destroyed or otherwise unavailable, Borrower shall account in writing, in form satisfactory to Bank, for such missing invoice.

          (c) Within fifteen (15) calendar days after the end of each month, or on such other more frequent basis as may be reasonably requested by Bank upon reasonable notice to the Borrower from time to time during the existence of an Event of Default, Borrower shall submit to Bank an aging report in form satisfactory to Bank showing the amounts due and owing on all Accounts according to Borrower's records as of the close of such month, or such shorter period as may be reasonably requested by Bank upon reasonable notice to the Borrower from time to time during the existence of an Event of Default, together with such other information as Bank may reasonably request. If Borrower's monthly aging reports are prepared by an accounting service or other agent, Borrower hereby authorizes such service or agent to deliver the final approved version of such aging reports and any other related documents to Bank.

          (d) Within thirty (30) calendar days after the end of each month, or on such other basis as may be reasonably requested by Bank upon reasonable notice to the Borrower from time to time during the existence of an Event of Default, Borrower shall submit to Bank an accounts payable aging report in form satisfactory to Bank showing the amounts due and owing on all accounts payable according to Borrower's records as of the close of such month, or such shorter period as may be reasonably requested by Bank upon reasonable notice to the Borrower from time to time during the existence of an Event of Default, together with such other information as Bank may reasonably request. Borrower's monthly accounts payable aging reports are prepared by an accounting service or other agent, Borrower hereby authorizes such service or agent to deliver the final approved version of such accounts payable aging reports and any other related documents to Bank.

          (e) Borrower shall deliver to Bank all documents, as frequently as indicated below, or at such other times as Bank may upon reasonable notice to the Borrower request during the existence of an Event of Default, and all other documents and information requested by Bank:

--------------------------------------------------------------------------------------------------
                    DOCUMENT                                     FREQUENCY DUE
--------------------------------------------------------------------------------------------------
(i)   A Borrowing Base Certificate, in the form        Monthly within fifteen (15) days after the
      of Exhibit Borrowing Base annexed                end of each calendar month.
         ----------------------
      hereto prior to the execution hereof and
      incorporated by reference herein.
--------------------------------------------------------------------------------------------------
(ii)  List of names and addresses of account           Annually, within sixty (60) days after the
      debtors to whom Borrower has made sales          end of each fiscal year of Borrower
      during the previous fiscal year
--------------------------------------------------------------------------------------------------
(iii) Reconciliation report, in form satisfactory      Monthly within thirty (30) days after the
      to Bank, showing all accounts,                   end of each calendar month.
      collections, payments, credits, and
      extensions since the preceding report
--------------------------------------------------------------------------------------------------
(iv)  Projections of Borrower's balance sheet,         Annually, within thirty (30) days after the
      statement of profit and loss and cash flow       end of each fiscal year of the Borrower
      for the next succeeding fiscal year broken
      down on a quarterly basis
--------------------------------------------------------------------------------------------------
(v)   A listing of the names and addresses of all      Annually within sixty (60) after the
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
      suppliers and vendors from whom                  end of each fiscal year of Borrower
      Borrower has made purchases during the
      previous fiscal year.
--------------------------------------------------------------------------------------------------

(vi)  Notice of noncompliance with the                 Immediately upon learning of such
      covenants of this Agreement                      noncompliance.
--------------------------------------------------------------------------------------------------
(vii) Compliance Certificate in the form               As soon as available and in any event
      annexed hereto as Exhibit 2                      within sixty (60) days after the close of
                                                       each quarterly period of Borrower's fiscal
                                                       year
--------------------------------------------------------------------------------------------------
(viii) List of Offsite Inventory                       Quarterly within thirty (30) days after the
                                                       end of each calendar quarter.
--------------------------------------------------------------------------------------------------


          (f) Borrower will furnish Bank as soon as available, and in any event within thirty (30) days after the close of each calendar month period of its fiscal year, a balance sheet as of the end of such period, and a statement of income and retained earnings for the period commencing at the end of the previous fiscal year and ending with the end of such period, and a statement of cash flows (on a quarterly basis only) of the Borrower for the portion of the fiscal year ended with the last day of such period, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the previous fiscal year, and all prepared in accordance with generally accepted accounting principles consistently applied, certified by the chief financial officer of the Borrower (subject to year end adjustment).

          (g) Borrower will furnish Bank as soon as available, and in any event within forty five (45) days after the close of each quarterly period of its fiscal year, a copy of it Securities and Exchange Commission 10-Q report.

          (h) Borrower will furnish Bank, annually, as soon as available, and in any event within one hundred and five (105) days after the end of each fiscal year of Borrower, a balance sheet as of the end of such fiscal year, and a statement of income and retained earnings for such fiscal year, and a statement of cash flows for such fiscal year, all in reasonable detail and stating in comparative form the respective figures for the prior fiscal year, and all prepared in accordance with generally accepted accounting principles consistently applied, accompanied by an opinion thereon reasonably acceptable to Bank by independent public accountants selected by the Borrower and reasonably acceptable to Bank.

          (i) Borrower will promptly, upon receipt thereof, deliver to Bank, copies of any reports submitted to the Borrower by Borrower's independent public accountants in connection with the examination of the financial statements of the Borrower made by such accountants (the so-called "Management Letter").

          (j) In addition to the foregoing, the Borrower promptly shall provide Bank with such other and additional information concerning the Borrower, the Collateral, the operation of the Borrower's business, and the Borrower's financial condition, including financial reports and statements, as Bank may from time to time reasonably request from the Borrower. All financial information provided Bank by the Borrower shall be prepared in accordance with generally accepted accounting or auditing principles (as applicable) applied consistently in the preparation thereof and with prior periods to fairly reflect the financial conditions of the Borrower at the close of, and its results of operations for, the periods in question (subject, in the case of unaudited information, to year-end adjustments and the absence of footnotes).

          (k) Field examinations at the Borrower's expense, may be performed by the Bank semi-annually if the average outstanding balance of the Loan is greater than $7,500,000.00 for any calendar quarter, annually if the average outstanding remains less than $7,500,000.00, or at any time while an Event of Default exists.

          13. GENERAL AGREEMENTS OF BORROWER.

          (a) Borrower agrees to keep all the Collateral insured with coverage and in amounts not less than that usually carried by one engaged in a like business and in any event not less than that reasonably requested by Bank with loss payable to Bank and Borrower, as their interests may appear, hereby appointing Bank as attorney for Borrower during the existence of an Event of Default in obtaining, adjusting, settling and canceling such insurance and endorsing any drafts. As further assurance for the payment and performance of the Obligations, Borrower hereby assigns to Bank all sums, including returns of unearned premiums, which may become payable under any policy of insurance on the Collateral and Borrower hereby directs each insurance company issuing any such policy to make payment of such sums directly to Bank provided, however as long as; (i) no Event of Default exists, and (ii) no Obligations are outstanding, or if Obligations are outstanding the insurance proceeds are not in excess of $500,000.00, then such sums shall be paid to the Borrower.

          (b) Bank or its agents have the right to inspect the Collateral and all records pertaining thereto during the Borrower's regular business hours and upon reasonable prior notice as long as no Event of Default exists and without prior notice while an Event of Default exists.

          (c)  Intentionally Deleted.

          (d) Borrower will at all times keep accurate and complete records of Borrower's Inventory, Accounts and other Collateral, and Bank, or any of its agents, shall have the right to call at Borrower's place or places of business during the Borrower's regular business hours and upon reasonable prior notice as long as no Event of Default exists and without prior notice while an Event of Default exists, to inspect, audit, check, and make extracts from any copies of the books, records, journals, orders, receipts, correspondence which relate to Borrower's Accounts, and other Collateral or other transactions, between the parties thereto and the general financial condition of Borrower and Bank may make copies of any of such records. During the existence of an Event of Default, Borrower shall pay to Bank all reasonable audit and field examination fees plus all travel and other expenses incurred in connection with any such audit.

          (e)  Intentionally Deleted.

          (f) Borrower will maintain its corporate existence in good standing and comply with all laws and regulations of the United States or of any state or states thereof or of any political subdivision thereof, or of any governmental authority which may be applicable to it or to its business.

          (g) Borrower will pay all real and personal property taxes, assessments and charges and all franchises, income, unemployment, old age benefits, withholding, sales and other taxes assessed against it, or payable by it at such times and in such manner as to prevent any penalty from accruing or any lien or charge from attaching to its property.

          (h) Bank may in its own name or in the name of others communicate with account debtors in order to verify with them to Bank's satisfaction the existence, amount and terms of any Accounts, provided, however, while an Event of Default does not exist such verification shall be by mail and not in the Bank's own name.

          (i)  Intentionally Deleted.

          (j)  Intentionally Deleted.

          (k) If any of Borrower's Accounts should be evidenced by promissory notes, trade acceptances, or other instruments for the payment of money, Borrower will immediately deliver same to Bank, appropriately endorsed to Bank's order and, regardless of the form of such endorsement, Borrower hereby waives presentment, demand, notice of dishonor, protest and notice of protest and all other notices with respect thereto.

          (l)  Intentionally Deleted.

          (m) Borrower will promptly notify Bank upon receipt of notification of any potential or known release or threat of release of hazardous materials, hazardous waste, hazardous or toxic substance or oil from any site operated by Borrower or of the incurrence of any expense or loss in connection therewith or with the Borrower's obtaining knowledge of any investigation, action or the incurrence of any expense or loss by any governmental authority in connection with the assessment, containment or removal of any hazardous material or oil for which expense or loss the Borrower may be liable. As used herein, the terms "hazardous waste," "hazardous or toxic substance," "hazardous material" or "oil" shall have the same meanings as defined and used in any of the following (the "Acts"): the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 USC Sections 9601-9657, as amended by the Superfund Accounts and Reauthorization Act of 1986; the Federal Resource Conservation and Recovery Act, 42 USC Sections 6901 et seq.; the Hazardous Materials Transportation Act,
                          ------
49 USC Sections 1801 et seq.; the Toxic Substances Control Act, 15 USC Sections
                     ------
2601 et seq.; the Federal Water Pollution Control Act, 33 USC Sections 1251 et
     ------                                                                 --
seq.; the Clean Air Act, 42 USC Sections 741 et seq.; the Clean Water Act, 33
---                                          ------
USC Section 701; the Safe Drinking Water Act, 42 USC Sections 300(f)- 300(j); M.G.L.A. c. 21E (Massachusetts Oil and Hazardous Material Release Prevention
Act); M.G.L.A. c. 21C (Massachusetts Hazardous Waste Management Act); and/or the regulations adopted and publications promulgated pursuant to any of the Acts, as the same may be amended from time to time.

          (n) Except for Bank's gross negligence or willful misconduct, Borrower will indemnify and save Bank harmless from all loss, costs, damage, liability or expenses (including, without limitation, court costs and reasonable attorneys' fees) that Bank may sustain or incur by reason of defending or protecting this security interest or the priority thereof or enforcing the Obligations, or in the prosecution or defense of any action or proceeding concerning any matter growing out of or in connection with this Agreement and/or any other documents now or hereafter executed in connection with this Agreement and/or the Obligations and/or the Collateral. This indemnity shall survive the repayment of the Obligations and the termination of Bank's agreement to make loans available to Borrower and the termination of this Agreement.

          (o) At the reasonable request of Bank during the existence of an Event of Default, Borrower will furnish to Bank, from time to time, within five
(5) days after the accrual in accordance with applicable law of Borrower's obligation to make deposits for F.I.C.A. and withholding taxes and/or sales taxes, proof satisfactory to Bank that such deposits have been made as required.

          (p) Should Borrower, during the existence of an Event of Default, fail to make any of such deposits or furnish such proof then Bank may, in its sole and absolute discretion, (a) make any of such deposits or any part thereof,
(b) pay such taxes, or any part thereof, or (c) setup such reserves as Bank, in its reasonable judgment, shall deem necessary to satisfy the liability for such taxes. Each amount so deposited or paid shall constitute an advance under the terms hereof, repayable on demand with interest, as provided herein, and secured by all Collateral and any other property at any time pledged by Borrower with Bank. Nothing herein shall be deemed to obligate Bank to make any such deposit or payment or setup such reserve and the making of one or more of such deposits or payments or the setting-up of such reserve shall not constitute (i) an agreement on Bank's part to take any further or similar action, or (ii) a waiver of any default by Borrower under the terms hereof.

          (q) All advances by Bank to Borrower under this Agreement and under any other agreement constitute one general revolving fluctuating loan, and all indebtedness of Borrower to Bank under this and under any other agreement constitute one general Obligation. Each advance to Borrower hereunder or otherwise shall be made upon the security of all of the Collateral held and to be held by Bank. It is distinctly understood and agreed that all of the rights and obligations of Bank contained in this Agreement shall likewise apply, insofar as applicable, to any modification of or supplement to this Agreement and to any other agreements between Bank and Borrower. Any default of this Agreement by Borrower shall constitute, likewise, a default by Borrower of any other existing agreement with Bank, and any default by Borrower of any other agreement with Bank shall constitute a default of this Agreement. The entire Obligation of Borrower to Bank shall become due and payable upon termination of this Agreement.

          (r) Borrower hereby grants to Bank for a term to commence on the date of this Agreement and continuing thereafter until all debts and Obligations of any kind or character owing from Borrower to Bank are fully paid and discharged, the right to use all premises or places of business which Borrower presently owns or may hereafter acquire and where any of the

Collateral may be located, at a total rental for the entire period of $1.00. Bank agrees not to exercise the rights granted in this paragraph unless and until Bank determines to exercise its rights against the Collateral in accordance with Section 15 hereof.

          (s) Borrower will, at its expense, upon request of Bank promptly and duly execute and deliver such documents and assurances and take such actions as may be necessary or desirable or as Bank may reasonably request in order to correct any defect, error or omission which may at any time be discovered or to more effectively carry out the intent and purpose of this Agreement and to establish, perfect and protect Bank's security interest, rights and remedies created or intended to be created hereunder. Without limiting the generality of the above, Borrower will join with Bank in executing financing and continuation statements pursuant to the Uniform Commercial Code or other notices appropriate under applicable Federal or state law in form satisfactory to Bank and filing the same in all public offices and jurisdictions wherever and whenever requested by Bank.

          (t) Borrower shall perform any and all further steps reasonably requested by Bank to perfect Bank's security interest in Inventory, such as leasing warehouses to Bank or its designee, placing and maintaining signs, appointing custodians, maintaining stock records and transferring Inventory to warehouses. A physical listing of all Inventory, wherever located, shall be taken by Borrower at least annually and whenever reasonably requested by Bank if one or more of the Events of Default exist.

          (u) Borrower hereby grants to Bank for a term to commence on the date of this Agreement and continuing thereafter until all debts and Obligations of any kind or character owed to Bank are fully paid and discharged, a non-exclusive irrevocable royalty-free license in connection with Bank's exercise of its rights in accordance with Section 15 hereof, to use, apply or affix any trademark, trade name logo or the like and to use any patents, in which the Borrower now or hereafter has rights, which license may be used by Bank during the existence of any one or more of the Events of Default, provided, however, that such use by Bank shall be suspended if such Events of Default are cured. This license shall be in addition to, and not in lieu of, the inclusion of all of Borrower's trademarks, servicemarks, tradenames, logos, goodwill, patents, franchises and licenses in the Collateral; in addition to the right to use said Collateral as provided in this paragraph, Bank shall have full right during the existence of an Event of Default to exercise any and all of its other rights regarding Collateral with respect to such trademarks, servicemarks, tradenames, logos, goodwill, patents, franchises and licenses.

          (v) Borrower shall notify the Bank if the Borrower shall acquire a Commercial Tort Claim and grant to the Bank a security interest therein and in the proceeds thereof.

          (w)  Intentionally Deleted.

          (x) Borrower shall at any time and from time to time, take such steps as the Bank may reasonably request for the Bank (a) to obtain an acknowledgment, in form and substance satisfactory to the Bank, of any bailee having possession of any of the Collateral that the bailee holds such Collateral for the Bank, (b) to obtain "control" of any letter-of-credit rights or electronic Chattel Paper (as such terms are defined in sections 9-104, 9-105, 9-106 Bank and 9-107 of the Uniform Commercial Code relating to what constitutes "control" for such items of Collateral), with any agreements establishing control to be in form and substance satisfactory to the Bank, and (c) otherwise to insure the continued perfection of the Bank's security interest in any of the Collateral with the priority described in this Agreement and of the preservation of its rights therein.

          (y)  The Borrower shall maintain its operating accounts at the Bank.

          14. BORROWER'S NEGATIVE COVENANTS. Borrower will not at the closing or at any time:

          (a)  (Capital Base) permit its senior indebtedness to be more than 0.9
                ------------
times the amount of its tangible capital base tested quarterly.

          (b)  (Fixed Charge Coverage) permit, for the twelve-month period
                ---------------------
ending on the last day of any fiscal quarter, the ratio of cash flow to fixed charges to be less than 1.5 to 1 tested quarterly;

          (c)  (Capital Expenditures) for the quarter ending January 31, 2002,
                --------------------
make, directly or indirectly, capital expenditures in an aggregate amount greater than $750,000.00, and for any fiscal year thereafter $4,000,000.00 tested annually.

          (d)  (Current Ratio) permit the ratio of current assets to be less
                -------------
than 1.5 times its current liabilities tested quarterly.

          (e)  (Minimum EBITDA) commencing with the quarter at or near October
                --------------
31, 2001, permit EBITDA to be less than $4,500,000.00 and thereafter $7,000,000.00 on a trailing twelve (12) month basis, to be tested quarterly.

          (f)  (Net Loss) commencing with the Borrower's fiscal year ending
                --------
January 31, 2003, permit any annual net loss;

          (g)  (Disposition of Collateral) sell, assign, exchange or otherwise
                -------------------------
dispose of more than $100,000.00 of the Collateral, other than Inventory consisting of (i) scrap, waste, defective goods and the like; (ii) obsolete goods; (iii) finished goods sold in the ordinary course of business or any interest therein to any individual, partnership, trust or other corporation; and
(iv) Equipment which is no longer required or deemed necessary for the conduct of Borrower's business;

          (h)  (Liens) create, permit to be created or suffer to exist any lien,
                -----
encumbrance or security interest of any kind ("Lien") upon any of the Collateral or any other property of Borrower, now owned or hereafter acquired, except: (i) landlords', carriers', warehousemen's, mechanics' and other similar liens arising by operation of law in the ordinary course of Borrower's business; (ii) arising out of pledge or deposits under worker's compensation. unemployment insurance, old age pension, social security retirement benefits or other similar legislation; (iii) purchase money Liens arising in the ordinary course of business (so long as the indebtedness secured thereby does not exceed the lesser of the cost or fair market value of the property subject thereto, and such Lien extends to no other property); (iv) Liens which total more than $1,000,000.00 in aggregate other than those granted to the Bank provided such Liens are subject and subordinate to the Bank in form and substance satisfactory to the Bank; (v) Liens for unpaid taxes that are either (x) not yet due and payable, or (y) are subject of permitted protests; (vi) Liens which are the subject of permitted protests; (vii) those Liens and encumbrances set forth on Schedule "B" annexed hereto; (viii) Liens in favor of local lenders to foreign subsidiaries of the Borrower, in assets of such foreign subsidiaries and in amounts agreed upon by the Bank and the Borrower from time to time; and (xi) in favor of Bank; the term "permitted protests" as used herein means the right of the Borrower to protest any Lien (other than a Lien that secures the Obligations), tax (other than payroll taxes or taxes that are the subject of a federal or state tax lien) or rental payment, provided that (x) a reserve with respect to such liability is established on the books of the Borrower in an amount that is reasonably satisfactory to the Bank, (y) any such protest is instituted and diligently prosecuted by the Borrower in good faith, and (z) the Bank has not notified the Borrower that, while such protest is pending, there will be any material impairment of the enforceability, validity or priority of any of the Liens of the Bank in and to the Collateral;

          (i)  (Dividends) except for stock or stock dividends to employees of
                ---------
the Borrower's New Hampshire subsidiary, SeaChange Systems, Inc., pay any dividends on or make any distribution on account of any class of Borrower's capital stock in cash or in property (other than additional shares of such stock), or redeem, purchase or otherwise acquire, directly or indirectly, any of such stock other than stock repurchased from terminated or departed employees;

          (j)  (Loans) make any loans or advances to any individual,
                -----
partnership, trust or other corporation, including without limitation Borrower's directors, officers and employees, except (1) advances to officers or employees with respect to expenses incurred by them in the ordinary course of their duties which are properly reimbursable by Borrower and (2) loans to officers or employees not to exceed $250,000 at any time;

          (k)  (Guarantees) assume, guaranty, endorse or otherwise become
                ----------
directly or contingently liable in respect of (including without limitation by way of agreement, contingent or otherwise, to purchase, provide funds to or otherwise invest in a debtor or otherwise to assure a creditor against loss), any indebtedness which total more than $1,000,000.00 in the aggregate (except guarantees by endorsement of instruments for deposit or collection in the ordinary course of business and guarantees in favor of Bank) of any individual, partnership, trust or other corporation;

          (l)  (Investments) (i) use any loan proceeds to purchase or carry any
                -----------
"margin stock" (as defined in Regulation U of the Board of Governors of the Federal Reserve System) or (ii) invest in or purchase any stock or securities of any individual, partnership, trust or other corporation except (x) readily marketable direct obligations of, or obligations guaranteed by, the United States of America or any agency thereof, (y) time deposits with or certificates of deposit issued by the Bank or (z) stock of subsidiaries of the Borrower;

          (m)  (Transactions with Affiliates) enter into any lease or other
               ------------------------------
transaction (other than employee agreements or similar arrangements) with any shareholder, officer or affiliate on terms any less favorable than those which might be obtained at the time from persons who (or entities which) are not such a shareholder, officer or affiliate;

          (n)  (Subsidiaries) sell, transfer or otherwise dispose of any stock
               --------------
of any subsidiary of Borrower; or

          (o)  (Mergers, Consolidations or Sales) (a) merge or consolidate with
               ----------------------------------
or into any corporation; (b) enter into any joint venture or partnership with any person, firm or corporation; (c) convey, lease or sell all or any material portion of its property or assets or business to any other person, firm or corporation, except for the sale of Inventory in the ordinary course of its business; or (d) convey, lease or sell any of its assets to any person, firm or corporation for less than the fair market value thereof provided, however, acquisitions will be permitted without the consent of the Bank if they meet the following tests: (i) the acquired company must be in a similar or complementary line of business, (ii) the Borrower must be in pro forma compliance with all financial covenants, and (iii) the Borrower is the surviving entity (the "Permitted Acquisitions"). The Borrower with the prior consent of the Bank may make non Permitted Acquisitions.

          For purposes of this section: "affiliate" shall mean any person or entity (i) which directly or indirectly controls, or is controlled by or is under common control with the Borrower or a subsidiary, (ii) which directly or indirectly beneficially holds or owns twenty (20%) percent or more of any class of voting stock of the Borrower or any subsidiary, or (iii) five (5%) percent or more of the voting stock of which is directly or indirectly beneficially owned or held by the Borrower or a subsidiary; "capital assets" shall mean assets that, in accordance with generally accepted accounting principles, are required or permitted to be depreciated or amortized on the Borrower's balance sheet; "capital expenditures" shall mean but not be limited to amounts paid during such fiscal year for capital assets or capital leases and shall include, in the case of a purchase, the entire purchase price and, in the case of a capital lease (but not an operating lease), the entire rental for the term; "capital leases" shall mean capital leases, conditional sales contracts and other title retention agreements relating to the purchase or acquisition of capital assets; "cash equivalents" shall mean bonds, stocks, or other marketable securities approved by the Bank "cash flow" shall mean EBITDA, plus new cash equity, minus capital expenditures, minus taxes actually paid; "CMLTD" shall mean the current maturity of long term indebtedness paid during the applicable period, including but not limited to, amounts required to be paid during such period under capital leases; "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any person or entity, whether through the ownership of voting securities, by contract or otherwise; "current assets" shall mean cash, accounts receivable and inventory; "current liabilities" shall mean current liabilities as determined in accordance with GAAP; "distributions" shall mean all payment or distributions to shareholders in cash or in property other than reasonable salaries, bonuses and expense reimbursements; "EBITDA" shall mean, for the applicable period, income from continuing operations before the payment of interest and taxes, plus depreciation and amortization, determined in accordance with generally accepted accounting principles; "fixed charges" shall mean interest, plus CMLTD; "indebtedness" shall mean (i) all liabilities for borrowed money, for the deferred purchase price of property or services, and under leases which are or should be, under generally accepted accounting principles, recorded as capital leases, in respect of which a person or entity is directly or indirectly, absolutely or contingently liable as obligor, guarantor, endorser or otherwise, or in respect of which such person or entity otherwise assures a creditor against loss, (ii) all liabilities of the type described in (i) above which are secured by (or for which the holder has an existing right, contingent or otherwise, to be secured by) any lien upon property owned by such person or entity, whether or not such person or entity has assumed or become liable for the payment thereof, and (iii) all other liabilities or obligations which would, in accordance with generally accepted accounting principles, be classified as liabilities of such person or entity; "interest" shall mean, for the applicable period, all interest paid or payable, including, but not limited to, interest paid or payable on indebtedness and on capital leases, determined in accordance with generally accepted accounting principles; operating income shall mean income from operations before depreciation, amortization, stock based compensation, interest income, interest expense and taxes "senior indebtedness" shall mean any indebtedness which is not subordinated indebtedness; "subordinated indebtedness" shall mean indebtedness which is expressly stated to be subordinated or junior in right of payment to Borrower's Obligations to Bank in a manner and in a form which is satisfactory to Bank; "tangible capital base" shall mean Borrower's tangible net worth plus its subordinated indebtedness; "tangible net worth" shall mean Borrower's stockholders' equity determined in accordance with generally accepted accounting principles, consistently applied, subtracting therefrom (i) intangibles (as
                                  ----------- ---------
determined in accordance with such principles so applied) and (ii) accounts and indebtedness owing to Borrower from any employee or parent, subsidiary or other affiliate of Borrower; and "unfinanced capital expenditures" shall mean capital expenditures, minus long term indebtedness issued during the applicable period for the acquisition of capital assets.

          15. DEFAULT; RIGHTS AND REMEDIES UPON DEFAULT.

          (a) During the existence of any one or more of the following events (herein, "Events of Default"), Bank may decline to make any or all further loans hereunder or under any other agreements with Borrower, any and all Obligations of the Borrower to Bank shall become immediately due and payable, at the option of Bank without notice or demand. The occurrence of any such Event of Default shall also constitute, without notice or demand, a default under all other agreements between Bank and the Borrower and instruments and papers given Bank by the Borrower, whether such agreements, instruments, or papers now exist or hereafter arise, namely:

          (i) The failure by the Borrower to pay when due any principal, interest, fees, costs, and expenses due pursuant to this Agreement.

          (ii) The failure by the Borrower to pay, when due, any other Obligations.

          (iii) Default by the Borrower in the observance or performance of any of the covenants or agreements of the Borrower contained in Sections 10(a) or 14 of this Agreement.

          (iv) The failure by the Borrower to promptly, punctually and faithfully perform, or observe any term, covenant or agreement on its part to be performed or observed pursuant to any of the provisions of this Agreement, other than those described in Sections 5(b), 5(h), 5(i), 10(a), 10(d), 14, or in any other agreement with Bank which is not remedied within the earlier of ten (10) days after (i) notice thereof by Bank to Borrower, or (ii) the date Borrower was required to give notice to Bank pursuant to
     Section 12 hereof.

          (v) Any representation or warranty heretofore, now or hereafter made by the Borrower to Bank, in any documents, instrument, agreement, or paper was not true or accurate when given in any material respect.

          (vi) The occurrence of any event such that any indebtedness of the Borrower in excess of $500,000.00 from any lender other than Bank could be accelerated, notwithstanding that such acceleration has not taken place.

          (vii) The occurrence of any event which would cause a lien creditor, as that term is defined in Section 9-301 of the Code, to take priority over advances made by Bank.

          (viii) A filing against or relating to the Borrower of (A) a federal tax lien in favor of the United States of America or any political subdivision of the United States of America, or (B) a state tax lien in favor of any state of the United States of America or any political subdivision of any such state which is not dismissed or stayed with thirty
     (30) days or for claims under $100,000.00 being diligently contested by the Borrower.

          (ix) The occurrence of any event of default under any agreement between Bank and the Borrower or instrument or paper given Bank by the Borrower, whether such agreement, instrument, or paper now exists or hereafter arises (notwithstanding that Bank may not have exercised its rights upon default under any such other agreement, instrument or paper).

          (x) Any act by, against, or relating to the Borrower, or its property or assets, which act constitutes the application for, consent to, or sufferance of the appointment of a receiver, trustee or other person, pursuant to court action or otherwise, over all, or any part of the Borrower's property.

          (xi) The granting of any trust mortgage or execution of an assignment for the benefit of the creditors of the Borrower, or the occurrence of any other voluntary or involuntary liquidation or extension of debt agreement for the Borrower; the failure by the Borrower to generally pay the debts of the Borrower as they mature; adjudication of bankruptcy or insolvency relative to the Borrower; the entry of an order for relief or similar order with respect to the Borrower in any proceeding pursuant to Title 11 of the United States Code entitled "Bankruptcy" (hereinafter the "Bankruptcy Code") or any other federal bankruptcy law; the filing of any complaint, application, or petition by or against the Borrower initiating any matter in which the Borrower is or may be granted any relief from the debts of the Borrower pursuant to the Bankruptcy Code or any other insolvency statute or procedure; the calling or sufferance of a meeting of creditors of the Borrower; the meeting by the Borrower of a formal or informal creditor's committee; the offering by or entering into by the Borrower of any composition, extension or any other arrangement seeking relief or extension for the debts of the Borrower, or the initiation of any other judicial or non-judicial proceeding or agreement by, against or including the Borrower which seeks or intends to accomplish a reorganization or arrangement with creditors.

          (xii) The entry of any judgment in excess of $100,000.00 against Borrower, which judgment is not satisfied or appealed from (with execution or similar process stayed) within fifteen (15) days of its entry.

          (xiii) Intentionally Deleted.

          (xiv) The entry of any court order which enjoins, restrains or in any way prevents the Borrower from conducting all or any material portion of its business affairs in the ordinary course of business.

          (xv) The service of any process upon Bank seeking to attach by trustee process any funds of the Borrower on deposit with Bank.

          (xvi) If all of William Styslinger, Bruce Mann, and William Fiedler cease to be executive officers of the Borrower.

          (xvii) The occurrence of any material uninsured loss, theft, damage or destruction to any material asset(s) of the Borrower.

          (xviii) Any act by or against, or relating to the Borrower or its assets pursuant to which any creditor of the Borrower seeks to reclaim or repossess or reclaims or repossesses all or a material portion of the Borrower's assets.

          (xix) The termination of existence, dissolution, or liquidation of the Borrower, or the ceasing to carry on actively any substantial part of Borrower's current business.

          (xx) This Agreement shall, at any time after its execution and delivery and for any reason, cease (A) to create a valid and perfected first priority security interest in and to the property purported to be subject to this Agreement; or (B) to be in full force and effect or shall be declared null and void, or the validity or enforceability hereof shall be contested by the Borrower or any guarantor of the Borrower denies it has any further liability or obligation hereunder.

          (xxi) Any of the following events occur or exist with respect to the Borrower or any ERISA affiliate: (A) any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue
     Code) involving any Plan; (B) any

     "reportable event" (as defined in Section 4043 of ERISA and the regulations issued under such Section) shall occur with respect to any Plan; (C) The filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan; (D) any event or circumstance exists which might constitute grounds entitling the Pension Benefit Guaranty Corporation (PBGC) to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution by the PBGC of any such proceedings; (E) or partial withdrawal under Section 4201 or 4204 of ERISA from a Multiemployer Plan or the reorganization, insolvency, or termination of any Multiemployer Plan; and in each case above, such event or condition, together with all other events or conditions, if any, could in the opinion of Bank subject the Borrower to any tax, penalty, or other liability to a Plan, a Multiemployer Plan, the PBGC, or otherwise.

          (xxii) The occurrence of (A) any of the Events of Default described in Sections 15(vi), 15 (viii), 15(xi), 15(xii), or 15(xix), with respect to any guarantor to Bank of the Obligations, as if such guarantor were the "Borrower" described therein, or (B) the failure by any guarantor to Bank of the Obligations to perform in accordance with the terms of any agreement between such guarantor and the Bank.

          (xxiii) The termination of any guaranty by any guarantor of the Obligations.

          During the existence of an Event of Default, Bank may declare any obligation Bank may have hereunder to be canceled, declare all Obligations of Borrower to be due and payable and proceed to enforce payment of the Obligations and to exercise any and all of the rights and remedies afforded to Bank by the Uniform Commercial Code or under the terms of this Agreement or otherwise. In addition, during the existence of an Event of Default, if Bank proceeds to enforce payment of the Obligations, Borrower shall be obligated to deliver to Bank cash collateral in an amount equal to the aggregate amounts then undrawn on all outstanding Letters of Credit or acceptances issued or guaranteed by Bank for the account of Borrower, and Bank may proceed to enforce payment of the same and to exercise all rights and remedies afforded to Bank by the Uniform Commercial Code or under the terms of this Agreement or otherwise. During the existence of an Event of Default, the Borrower, as additional compensation to the Bank for its increased credit risk, promises to pay interest on all Obligations (including, without limitation, principal, whether or not past due, past due interest and any other amounts past due under this Agreement) at a per annum rate of four (4%) percent greater than the rate of interest then specified in Section 5 of this Agreement.

          (b) Upon the filing of any complaint, application, or petition by or against the Borrower initiating any matter in which the Borrower is or may be granted any relief from the debts of the Borrower pursuant to the Bankruptcy Code, Bank's obligation hereunder shall be canceled immediately, automatically, and without notice, and all Obligations of the Borrower then outstanding shall become immediately due and payable without presentation, demand, or notice of any kind to the Borrower.

          (c) Any sale or other disposition of the Collateral by Bank during the existence of an Event of Default may be at public or private sale upon such terms and in such manner as the Bank deems advisable, having due regard to compliance with any statute or regulation which might affect, limit or apply to the Bank's disposition of the Collateral. The Bank may conduct any such sale or other disposition of the Collateral upon the Borrower's premises. Unless the Collateral is perishable or threatens to decline speedily in value, or is of a type customarily sold on a recognized market (in which event the Bank shall provide the Borrower with such notice as may be practicable under the circumstances), the Bank shall give the Borrower at least the greater of the minimum notice required by law or ten (10) days prior written notice of the date, time and place of any proposed public sale, and of the date after which any private sale or other disposition of the Collateral may be made. The Bank may purchase the Collateral, or any portion of it at any public sale.

          (d) The Bank may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

          (e) In connection with the Bank's exercise of the Bank's rights during the existence of an Event of Default, the Bank may enter upon, occupy and use any premises owned or occupied by the Borrower, and may exclude the Borrower from such premises or portion thereof as may have been so entered upon, occupied, or used by the Bank. The Bank shall not be required to remove any of the Collateral from any such premises upon the Bank's taking possession thereof, and may render any Collateral unusable to the Borrower. In no event shall the Bank be liable to the Borrower for use or occupancy by the Bank of any premises pursuant to this Agreement other than as a result of Bank's gross negligence or willful misconduct.

          (f) During the existence of any Event of Default, the Bank may require the Borrower to assemble the Collateral and make it available to the Bank at the Borrower's sole risk and expense at a place or places which are reasonably convenient to both the Bank and the Borrower.

          16. PROCESSING AND SALES OF INVENTORY. So long as Borrower is not in default hereunder, Borrower shall have the right, in the regular course of business, to process and sell Borrower's Inventory. A sale in the ordinary course of business shall not include a transfer in total or partial satisfaction of a debt.

          17. WAIVER OF JURY TRIAL. BORROWER AND BANK EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE OR HEREAFTER HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. Borrower hereby certifies that neither Bank nor any of its representatives, agents or counsel has represented, expressly or otherwise, that Bank would not, in the event of any such suit, action or proceeding, seek to enforce this waiver of right to trial by jury. Borrower acknowledges that Bank has been induced to enter into this Agreement by, among other things, this waiver. Borrower acknowledges that it has read the provisions of this Agreement and in particular, this section; has consulted legal counsel; understands the right it is granting in this

Agreement and is waiving in this section in particular; and makes the above waiver knowingly, voluntarily and intentionally.

          18. CONSENT TO JURISDICTION. Borrower and Bank agree that any action or proceeding to enforce or arising out of this Agreement may be commenced in any court of the Commonwealth of Massachusetts sitting in the county of Suffolk, or in the District Court of the United States for the District of Massachusetts, and Borrower waives personal service of process and agrees that a summons and complaint commencing an action or proceeding in any such court shall be properly served and confer personal jurisdiction if served by registered or certified mail to Borrower, or as otherwise provided by the laws of the Commonwealth of Massachusetts or the United States of America.

          19. TERMINATION

          (a) Unless renewed in writing, this Agreement shall terminate on October 22, 2003 (the "Termination Date"), and all Obligations shall be due and payable in full without presentation, demand, or further notice of any kind, whether or not all or any part of the Obligations is otherwise due and payable pursuant to the agreement or instrument evidencing same. Bank may terminate this Agreement immediately and without notice upon the occurrence of an Event of Default. Notwithstanding the foregoing or anything in this Agreement or elsewhere to the contrary, the security interest, Bank's rights and remedies hereunder and Borrower's obligations and liabilities hereunder shall survive any termination of this Agreement and shall remain in full force and effect until all of the Obligations outstanding, or contracted or committed for (whether or not outstanding), before the receipt of such notice by Bank, and any extensions or renewals thereof (whether made before or after receipt of such notice), together with interest accruing thereon after such notice, shall be finally and irrevocably paid in full. No Collateral shall be released or financing statement terminated until such final and irrevocable payment in full of the Obligations, as described in the preceding sentence.

          (b) In the event that Bank continues to make loans hereunder after the Termination Date without a written extension of the Termination Date, all such loans: (i) shall be made in the sole and absolute discretion of Bank; and
(ii) shall, together with all other Obligations, be payable thereafter ON
DEMAND.

          20. MISCELLANEOUS.

          (a) No delay or omission on the part of Bank in exercising any rights shall operate as a waiver of such right or any other right. Waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. All Bank's rights and remedies, whether evidenced hereby or by any other agreement, instrument or paper, shall be cumulative and may be exercised singularly or concurrently.

          (b) Bank is authorized to make loans under the terms of this Agreement upon the request, either written or oral, in the name of Borrower or any authorized person whose name appears at the end of this Agreement or of any of the following named person, or persons, from time to time, holding the following offices of Borrower, President, Treasurer and such other officers and authorized signatories as may from time to time be set forth in separate resolutions.

          (c) This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties hereto; provided,
                                                                 --------
however, that Borrower may not assign this Agreement or any rights or duties
-------
hereunder without Bank's prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Bank shall release Borrower from its Obligations. Bank may assign this Agreement and its rights and duties hereunder to a financial institution in the business of making similar loans, and with capabilities reasonably similar to the Bank, but without any such restriction while an Event of Default exists and no consent or approval by Borrower is required in connection with any such assignment. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in Bank's rights and benefits hereunder. In connection with any assignment or participation, Bank may disclose all documents and information which Bank now or hereafter may have relating to Borrower or Borrower's business. To the extent that Bank assigns its rights and obligations hereunder to another party, Bank thereafter shall be released from such assigned obligations to Borrower and such assignment shall effect a novation between Borrower and such other party.

          (d) Borrower agrees that any and all loans made by Bank to Borrower or for its account under this Agreement shall be conclusively deemed to have been authorized by Borrower and to have been made pursuant to duly authorized requests therefor on its behalf.

          (e) Unless otherwise defined in this Agreement, capitalized words shall have the meanings set forth in the Uniform Commercial Code as in effect in the Commonwealth of Massachusetts as of the date of this Agreement.

          (f) Paragraph and section headings used in this Agreement are for convenience only, and shall not effect the construction of this Agreement. If one or more provisions of this Agreement (or the application thereof) shall be invalid, illegal or unenforceable in any respect in any jurisdiction, the same shall not, invalidate or render illegal or unenforceable such provision (or its application) in any other jurisdiction or any other provision of this Agreement (or its application). This Agreement is the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior written or verbal communications or instruments relating thereto.

          (g) Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other loan document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or telefacsimile to Borrower or to Bank, as the case may be, at its address set forth below:

          If to Bank:                    Citizens Bank of Massachusetts
                                         53 State Street
                                         Boston, Massachusetts 02109
                                         Attn:   Mr. Ralph L. Letner
                                         Telephone: (617) 725-5621
                                         Telecopier: (617) 742-9548

          With a copy to:                Goulston & Storrs, P.C.
                                         400 Atlantic Avenue
                                         Boston, MA 02110
                                         Attn: James H. Lerner, Esq.
                                         Telephone: (617) 574-3525
                                         Telecopier: (617) 574-4112

          If to Borrower:                SeaChange International, Inc.
                                         124 Acton Street
                                         Maynard, Massachusetts 01754
                                         Attn: Mr. William Fiedler, CFO
                                         Telephone: (978) 889-3002
                                         Telecopier: (978) 897-9590

          With a copy to:                Testa, Hurwitz & Thibeault, LLP
                                         Oliver Street Tower
                                         125 High Street
                                         Boston, Massachusetts 02110
                                         Attention: Mark D. Smith, Esquire
                                         Telephone: (617) 248-7296
                                         Telecopier: (617) 790-0259

          The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. All notices or demand sent in accordance with this section shall be deemed received on the earlier of the date of actual receipt or three (3) days after the deposit thereof in the mail.

          (h) Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Bank or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

          (i) Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

          (j) This Agreement, together with the other documents and instruments executed concurrently herewith represent the entire and final understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by evidence of any prior, contemporaneous or subsequent other agreement, oral or written, before the date hereof.

          (k) This Agreement can only be amended by a writing signed by both Bank and Borrower.

          (1) The laws of Massachusetts shall govern the construction of this Agreement and the rights and duties of the parties hereto. This Agreement shall take effect as a sealed instrument.


Witnessed by:                               SEACHANGE INTERNATIONAL, INC.

/s/ ALYSSA V. ADAMS                         By: /s/ WILLIAM L. FIEDLER
----------------------------                   --------------------------------

                                               Address:

                                            CITIZENS BANK OF MASSACHUSETTS

                                            By: /s/ RALPH L LETNER
                                               --------------------------------
                                               RALPH L LETNER

                                            Address: 53 State Street
                                                     Boston, Massachusetts 02109

                                   SCHEDULES

     The following Schedules to the within Loan and Security Agreement (All Assets) are respectively described in the section indicated. Those Schedules in which no information has been inserted shall be deemed to read "None".

                                   EXHIBIT 1
                                   ---------

                        CITIZENS BANK OF MASSACHUSETTS

                                REVOLVING NOTE
                                --------------

$10,000,000.00                                       Boston, Massachusetts
                                                     October 22, 2001

     For value received, the undersigned, SeaChange International, Inc. a Delaware corporation (the "Borrower"), hereby promises to pay on October 22, 2003 to the order of Citizens Bank of Massachusetts (the "Bank"), at its main office in Boston, Massachusetts, or at any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of Ten Million ($10,000,000.00) Dollars, or, if less, the aggregate unpaid principal amount of all loans made by the Bank to the Borrower under the Loan Agreement (defined below) together with interest on the principal amount hereunder remaining unpaid from time to time, computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Note is fully paid at the rate from time to time in effect under the Loan and Security Agreement (All Assets) of even date herewith (the "Loan Agreement") by and between the Bank and the Borrower. The principal hereof and interest accruing thereon shall be due and payable as provided in the Loan Agreement. This Note may be prepaid only in accordance with the Loan Agreement.

     This Note is issued pursuant, and is subject, to the Loan Agreement, which provides, among other things, for acceleration hereof. This Note is the "Note" referred to in the Loan Agreement.

     This Note is secured, among other things, pursuant to the Loan Agreement, and may now or hereafter be secured by one or more other security agreements or other instruments or agreements.

     The Borrower hereby agrees to pay all costs of collection, including reasonable attorneys' fees and legal expenses in the event this Note is not paid when due, whether or not legal proceedings are commenced.

     Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

     All rights and obligations hereunder shall be governed by the laws of the Commonwealth of Massachusetts and this Note shall be deemed to be under seal.

                                            SEACHANGE INTERNATIONAL, INC.

                                            By:
                                               -----------------------------

                                   EXHIBIT 2
                                   ---------

                            COMPLIANCE CERTIFICATE
                            ----------------------

     SeaChange International, Inc. ("Borrower") hereby certifies to Citizens Bank of Massachusetts ("Bank"), pursuant to the Loan and Security Agreement (All Assets) between Borrower and Bank dated October 22, 2001 as may be amended from time to time ("Loan Agreement"), that:

A.   General
     -------

     1. Capitalized terms not defined herein shall have the meanings set forth in the Loan Agreement.

     2. The Borrower has complied with all the terms, covenants and conditions to be performed or observed by the Borrower contained in the Loan Agreement and other documents required to be executed by the Borrower in connection with the Loan Agreement.

     3. Neither on the date hereof nor, if applicable, after giving effect to the loan made on the date hereof, does there exist an Event of Default or an event which would with notice or the lapse of time, or both, constitute an Event of Default.

     4. The representations and warranties contained in the Loan Agreement and in any certificate, document or financial or other statement furnished at any time thereunder are true, correct and complete in all material respects with the same effect as though such representations and warranties had been made on the date hereof, except to the extent that any such representation and warranty relates solely to an earlier date (in which case such representation and warranty shall be true, correct and complete on and as of such earlier date).

B.   Financial Covenants
     -------------------

     As of the date hereof or, for such period as may be designated below, the computations, ratios and calculations as set forth below in accordance with
Section 14 of the Loan Agreement are true and correct:

          Capital Base - Section 14(a).

     The rate of senior indebtedness to tangible capital base of the Borrower as of _______ 200_ was equal to:

          A.       Senior Indebtedness                $___________
          B.       Tangible Capital Base              $___________
          A:  B =                                      ___________

          Required: Not more than 0.9 times

          Fixed Charge Coverage- Section 14(b).

          The rate of cash flow to fixed charges of the Borrower as of _____________ 200___, was ______________ and was computed as follows:

          A.      Cash Flow                           $___________
          B.      Fixed Charges                       $___________
          A:B=                                         ___________

          Required: At least 1.5 times

          Capital Expenditures- Section 14(c)

          The Capital Expenditures for the preceding twelve-month period was equal to ______

          Required: Not more than $750,000.00 tested quarterly ending January 31, 2002; thereafter $4,000,000.00 annually.

          Current Ratio-- Section 14(d)

          The ratio of current assets to current liabilities of the Borrower as of __________ 200_ was ____________ and was computed as follows:

          A.      Current Assets                      $____________

          B.      Current Liabilities:                $____________

          A:B=                                         ____________

          Required: At least 1.5 times

          Minimum EBITDA-- Section 14(e)

          The EBITDA for the preceding three month period was equal to $________

          Required: $4,500,000.00 through October 31, 2001 quarterly, thereafter $7,000,000.00 each quarter thereafter.

          Net Loss-- Section 14(f)

          The annual net loss was equal to $______________

          Required:    No annual net loss

          IN WITNESS WHEREOF, the undersigned, a duly authorized officer of Borrower, has executed and delivered this Certificate in the name and on behalf of the Borrower on _____________, 200_.

                                         SEACHANGE INTERNATIONAL, INC.

                                         By:
                                            -------------------------------

                                  SCHEDULE A
                                  ----------

                     Borrower's Places of Business ((S)3)

Address                              Property Located at Such Address
-------                              --------------------------------
124 Acton Street                     105,000 sq. ft. of manufacturing and office
Maynard MA                           space

32 Mill Street                       100,000 sq. ft. of manufacturing and office
Greenville New Hampshire             space

15, 45 and 47 Main Street            50,000 sq. ft. of office space
Greenville New Hampshire

316 Business Center, Building D      5,000 sq. ft. of manufacturing and office
Gwinett County, GA                   space

1075 Virginia Drive                  5,000 sq. ft. of office space
Fort Washington PA

710 North Second Street              1,200 sq. ft. of office space
St. Louis, MO

6050 S. Greenwood Blvd.              1,200 sq. ft. of office space
Englewood, CO

10 Tannery Lane, Singapore           1,000 sq. ft. of office space

Centre International DE              10,000 sq. ft. of manufacturing and office
Sophia Antipolis, France             space

Ventures House Prince Street         1,200 sq. ft. of office space
Bristol UK

4-8-11 Takanawa, Minatu-ku           500 sq. ft. of office space
Tokyo Japan

38 Bellchase Court                   200 sq. ft. of office space
Baltimore MD

                                  SCHEDULE B

                    Other Encumbrances and Liens (s4(e)(i))

Secured Party or Mortgagee       Description of Collateral        Filing #     Filing            Filing Date
--------------------------       -------------------------        --------     ------            -----------
                                                                               location
                                                                               --------

Bank of New Hampshire            All fixtures, machinery,          753830       MA                 11/2/00
                                 furniture and all other                        SOS
                                 tangible personal property

Arrow Electronics, Inc.          Specified products                630773       MA                 5/11/99
                                                                                SOS

Paramount Financial              Specified equipment               590156       MA                 11/21/98
Corporation                                                                     SOS

Paramount Financial              Specified equipment               588294       MA                 11/03/98
Corporation                                                                     SOS

AT&T Credit Corp.                Specified equipment               494205       MA                 9/2/97
                                                                                SOS

Xerox Corporation                Specified equipment               420118       MA                 10/1/96
                                                                                SOS

Wyle Electronics                 Specified equipment               497186       NH SOS             10/9/97

Bank of New Hampshire            All fixtures, machinery,          569945       NH SOS             11/1/00
                                 furniture and all other
                                 tangible personal property

De Lage Landen Financial         Specified equipment               294355       PA--               1/26/01
Services Inc.                                                                   Montgomery
                                                                                County

                                  SCHEDULE C

                             Leases ((S)4(e)(ii))

Equipment Leases
----------------

Lessor Payable                                 Description of Property
--------------                                 -----------------------
Ikon Office Solutions                          Canon copiers

AT&T Credit Corp.                              AT&T/Lucent Definity Generic 3SI
                                               Comm. System

Microspace Communications Group                Transponder Lease Agreement

Paramount Financial Corporation                Movie Systems & TV Sets

Lily Transport                                 Company Truck

Silicon Valley Bank                            TV Sets

Property Leases
---------------

Lessor Payable/Landlord                        Description of Property/Property
-----------------------                        --------------------------------
                                               Address
                                               -------

Alden T. Greenwood                             15, 42 and 47 Main Street,
773 Greenville Road                            #1 Mill
Mason, NH 03048                                Greenville, NH 03048
(603) 878-2485                                 (603) 878-5055

Ira Goldfarb                                   38 Bellchase Court
38 Bellchase Court                             Baltimore, MD 21208
Baltimore, MD 21208                            (410)653-7175
(410) 653-7175

Arch Equities II, LLC                          710 North Second Street
St. Louis, MO 63102319 No. Fourth Street       Suite 350S
Suite 300                                      St. Louis, MO 63102
St. Louis, MO 63102                            (314)436-8989

Bet Investments                                1075 Virginia Drive
2660 Philmont Avenue                           Fort Washington, PA 19034
Suite 212
Huntingdon Valley, PA 19006

Axis Commercial Realty                         6050 S. Greenwood Blvd.
                                               Suite 150
                                               Englewood, CO 80111
                                               (303) 694-0900

316 BC, LLC                                    100 Hurricane Shoals Rd NE
316 Business Center                            D-1200
Gwinett County, GA                             Lawrenceville, GA 30043

Kashima Construction 1-2-7 Akasaka             4-8-11 Takanawa, Minato-ku Tokyo
Minato-ku Tokyo Japan                          Japan

Ventures House Prince Street                   Prince Street
Bristol UK                                     Bristol UK
IPC Corporation                                10 Tannery Lane
Singapore                                      #03-02, Singapore 347773

Monsieur Alain ANDRE.                          Centre International DE
C.I.COM. Organisation, S.A.R.L.                Communication Avancee De Sophia
06560 Valbonne 2229                            Antipolis (C.I.C.A.)
401 432 059 (France)                           FRANCE

Maynard Industrial Properties Association      124 Acton Street
124 Acton Street                               Maynard, MA 01754
Maynard, MA 01754